Exhibit 10.2



March 20, 2001

Peter Larson
234 Hodge Road
Princeton, NJ 08540

Dear Mr. Larson:

Consistent with the recently signed agreement, attached to this letter is an updated summary of each major benefit Brunswick is to provide you.

If you have any questions do not hesitate to call me at (847) 735-4105.

Sincerely,


/s/ Jay Robert Fried
--------------------
Jay Robert Fried
Director Compensation & Benefits

                                 BENEFIT SUMMARY
                           AS VALUED AT MARCH 13, 2001
                   (BC CLOSE @ MARCH 13, 2001 - $21.48/SHARE)


DEFERRED ACCOUNTS
AUTOMATIC DEFERRED COMPENSATION ACCOUNT:  (See pages 2 - 4)

Cash                                                                                          $20,879,069.76
Investments                                                                                       345,593.00
                                                                                                  ----------
Total                                                                                         $21,224,662.76

DEFERRED STOCK UNITS: 207,631.814 stock units valued at $21.48, converted to                  $         0.00
$4,459,931.36 in cash and credited to Automatic Deferred Compensation Account.
$25,953.97 Cash dividend credited to Automatic Deferred Compensation Account.
(See page 5)

BRUNSWICK STOCK HOLDINGS IN RABBI TRUST: 282,574.313 shares valued at $21.48,                 $         0.00
converted to $6,069,696.24 in cash and credited to Automatic Deferred
Compensation Account.
$35,321.79 Cash dividend credited to Automatic Deferred Compensation Account.
(See page 6)

All amounts credited under Deferral Agreement to be paid January 2, 2002.

STOCK OPTIONS
Options may be exercised until the earlier of June 30, 2005 or the date fixed for option expiration. (See page 7)

PENSION
The Qualified benefit earned under the Brunswick Salaried Pension Plan is $1,240.82 payable each month beginning on February 1, 2002 for your lifetime. In addition, the Nonqualified benefit earned under the Brunswick Supplemental Pension Plan is $40,567.09 payable each month beginning on February 1, 2002 for your lifetime. This Supplemental Plan benefit amount includes benefits paid over IRS limits and the 15 additional years of service stipulated in your employment contract reduced by pension benefits from Johnson & Johnson and Social Security. Alternatively, you may receive a lump sum distribution of your Supplemental Plan benefits. The exact lump sum cannot be calculated at this time, since it will be based on 2002 rates. Below are sample rates and amounts:

Rate                Lump Sum
5%                  $5,953,708
6%                  $5,468,638
7%                  $5,049,347

Pension benefits will be subject to Federal taxes. A summary of your pension calculation is attached. (See Page 8) A separate letter explaining the details of your pension benefits, your distribution options, and the tax implications of these choices will be sent to you by Todd Flessner.

DEFINED CONTRIBUTION PLANS
BRUNSWICK RETIREMENT SAVINGS PLAN (401K): As of March 13, 2001, the balance in the account is $61,124.73 in the qualified plan and $2,442.82 in the Supplemental Plan. A distribution of this amount may be requested at any time after January 31, 2002. The amount must be withdrawn after attaining age 65. Changes can be made to the investment elections at anytime. Distribution information can be obtained by calling Todd Flessner at (847) 735-4497.

BRUNSWICK EMPLOYEE STOCK OWNERSHIP PLAN: As of December 31, 2000, there are
91.4571 shares in the account. A distribution of this amount may be requested at any time after January 31, 2002. The amount must be withdrawn after attaining age 65. Distributions from this plan are done on a quarterly basis. A final distribution form may be requested from Todd Flessner at (847) 735-4497.

HEALTH BENEFITS
Entitled to group life, accident, medical and hospital insurance coverage and tax and financial planning through June 30, 2002. Any changes in corporate benefits will be communicated at the same time all other participants are notified.

MEDICAL (INCLUDING PRESCRIPTION DRUGS) AND DENTAL: Since two years of medical coverage are being provided, COBRA coverage will not be available after the two-year period.

RETIREE MEDICAL: Coverage will be effective July 1, 2002. Premiums will be based on a retiree with 15 years of service. Premiums for the plan are based on a combination of years of service, age, age of spouse, and type of coverage selected. (See Page 9)

EXECUTIVE BENEFITS
SPLIT DOLLAR POLICY: Brunswick will continue to make premium payments through June 30, 2002. After June 30, 2002 we will pay our share of the premium payments, however, you must personally pay for your share of the premium (approximately $18,000 per year). Premiums are due on the policy until 2005. (See Page 10)

FINANCIAL PLANNING: You will be provided $18,000 for financial planning in April of both 2001 and 2002.

SECURITY SYSTEM PROTECTION: Brunswick will continue to pay the monthly costs for the current security system protection through June 30, 2002.

EXCESS LIABILITY: The excess liability coverage will continue through June 30, 2002.